Exhibit 99.1

Royal Gold Reports Record Revenue and

Net Income for Second Quarter Fiscal 2012

•                  Record royalty revenue totaled $68.8 million, a 22% increase year-over-year

•                  Record net income rose 28% year-over-year to $23.4 million, or $0.42 per basic share

•                  Operating cash flow totaled $29.3 million

•                  Mt. Milligan gold interest increased to 40%

•                  Gold and silver interests purchased on Tulsequah Chief project

•                  Raised $268.4 million in January 2012

DENVER, COLORADO. FEBRUARY 2, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced record net income attributable to Royal Gold stockholders of $23.4 million, or $0.42 per basic share, on record royalty revenue of $68.8 million for the second quarter of fiscal 2012.  This compares to net income attributable to Royal Gold stockholders for the second quarter of fiscal 2011 of $18.3 million, or $0.33 per basic share, on royalty revenue of $56.3 million.

For the six-month period ended December 31, 2011, royalty revenue was $133.3 million and net income attributable to Royal Gold stockholders was $45.9 million, or $0.83 per basic share. This compares to royalty revenue of $101.7 million and net income attributable to Royal Gold stockholders of $30.1 million, or $0.55 per basic share, for the six-month period ended December 31, 2010.

Adjusted EBITDA(1) for the second quarter of fiscal 2012 was $62.1 million representing 90% of revenue, an increase of 27% compared to Adjusted EBITDA of $48.9 million or 87% of revenue for the prior year period.  Cash flow from operations for the quarter was $29.3 million or $0.53 per basic share and was impacted by an increase in year-end tax payments and an increase

(1)          The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income from consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

in accounts receivable.  Cash flow from operations for the comparable quarter was $27.1 million or $0.49 per share.

Quarterly revenue increases were largely driven by increased production from Andacollo and Voisey’s Bay, new production from Holt and Canadian Malartic, continued ramp up at Peñasquito and the higher average price of gold and silver. The increase in revenue was partially offset by lower production at Cortez and Robinson, when compared to the second quarter of fiscal 2011. The average price of gold for the second fiscal quarter was $1,688 per ounce compared with $1,367 per ounce for the comparable period, representing a 23% increase.

As of December 31, 2011, the Company had a working capital surplus of $135.9 million.  Current assets were $166.1 million (including $95.8 million in cash and equivalents), compared to current liabilities of $30.2 million, resulting in a current ratio of 6 to 1.  Total debt outstanding under the Company’s credit facilities was $288.3 million, as of December 31, 2011, including $170 million under our revolving credit facility and $118.3 million under our term loan.

Tony Jensen, President and CEO, commented, “We are pleased to have recorded another solid quarter of financial results. This marks the third consecutive quarter of record revenue and net income for Royal Gold as our growth profile continues to deliver financial results. We also had a very productive quarter furthering our growth projects within the portfolio with the acquisition of an additional interest at the Mt. Milligan project and completing a transaction on the Tulsequah Chief project, both located in British Columbia.  In total, we have committed $330 million for these transactions, subject to certain conditions.  To fuel this growth and position the Company for the future, we conducted an equity offering in mid-January which raised approximately $268.4 million.”

RECENT DEVELOPMENTS

Mt. Milligan II

In December 2011, Royal Gold acquired an additional 15% of the payable gold produced from the Mt. Milligan copper-gold project for $270 million and cash payments equal to the lesser of $435 or the prevailing market price for each payable ounce of gold delivered (“Delivery Payment”). The Mt. Milligan project, located in British Columbia, is owned and operated by a subsidiary of Thompson Creek Metals Company.

Combined with the original transaction, Royal Gold will be entitled to 40% of the payable gold produced from Mt. Milligan for total consideration of $581.5 million and the Delivery Payment.  To date, Royal Gold has paid $364.6 million to Thompson Creek with the remaining $216.9 million to be paid in scheduled quarterly payments commencing on March 1, 2012.

Tulsequah Chief

In December 2011, Royal Gold announced it had agreed to acquire 12.5% of the payable gold and 22.5% of the payable silver on the Tulsequah Chief project, a high grade polymetallic deposit, located in British Columbia, from Chieftain Metals Inc. (“Chieftain”). Once 48,000 ounces of payable gold and 2.78 million ounces of payable silver have been delivered, the interests will convert to 7.5% and 9.75% of the payable gold and silver, respectively, for the remainder of the mine life.  Consideration for the transaction was $60 million and, when production is reached, Royal Gold will make cash payments equal to (i) $450 per payable ounce of gold until 48,000 ounces have been delivered, and $500 per ounce thereafter; and (ii) $5.00 per payable ounce of silver until 2.78 million ounces have been delivered, and $7.50 per ounce thereafter, or the prevailing market price, if lower.

An initial $10 million payment was made by Royal Gold shortly after closing the transaction, with the remaining $50 million to be paid over the development period of the project.  These payments are conditioned on, among other things, the securing of sufficient financing and permitting.  Royal Gold also received a right of first refusal on any future gold or silver production based interests.

Chieftain is completing a feasibility study, following a June 2011 preliminary economic assessment, and anticipates that the project will be operational in 2015.  Average annual precious metal production is estimated to be 45,000 ounces of gold and 1.4 million ounces of silver, over a nine-year mine life.

Equity Offering

In January 2012, Royal Gold sold 4.0 million shares of Royal Gold common stock to Goldman, Sachs & Co. in an underwritten at-the-market public offering.  The offering was made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission and a shelf prospectus filed with certain Canadian securities regulatory authorities.  Proceeds to the Company from the offering were $268.4 million, net of expenses.

Debt Repayment

Subsequent to the end of the quarter, Royal Gold paid the $170 million outstanding under its revolving credit facility. Our adjusted cash balance is $194.2 million after taking into account our December 31, 2011 cash balance for this payment and the proceeds from the offering.  In addition, we have $225 million currently available under our revolving credit facility following the repayment.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended December 31, 2011 are listed below:

Andacollo — At the end of September 2011, Teck reported that operational improvements are underway to increase plant throughput to meet or exceed design capacity of 55,000 tonnes per day.  A study is also being conducted to evaluate the possibility of increasing annual copper production by 30% to 60%.

Peñasquito — Goldcorp estimates that their supplemental ore feed system for the high pressure grinding roll circuit will be completed in the first quarter of calendar 2012, and that they expect to reach the 130,000 tonnes per day design throughput during the same period. Goldcorp anticipates higher grades and throughput rates in calendar 2012, and anticipates that 2012 production will be 425,000 ounces of gold and 26 million ounces of silver.

Robinson — Quadra stated that fourth quarter performance was impacted by both planned and unplanned mill maintenance issues.  A localized pit wall failure resulted in delaying access to areas of high grade ore at the bottom of the Ruth pit, although this was partially offset with production from stockpiled ore.  Although production decreased during the period, Quadra reported continuing grade improvement as mining moved into the higher grade benches at the bottom of the Ruth pit.

Mulatos — Alamos reported that the gravity mill is on track to commence processing high-grade material from the Escondida zone, which is expected to significantly increase production to over 200,000 ounces per year for the next three years.  The operator believes that higher crusher throughput will offset grade decline and allow the company to maintain similar production levels from ongoing heap leach operations as in prior years.

Cortez — Barrick continued to prioritize production from their higher grade Cortez Hills operations that is not covered by our royalty interest.  As a result, production decreased during the period.  Royal Gold may continue to see variability in production from Cortez until Barrick returns to steady state mining at the Pipeline Complex.

Dolores — Minefinder reported that their board of directors approved a $160 to $200 million, two-year mill expansion project.  The mill is expected to start-up in the first quarter of calendar 2014.

Canadian Malartic — Osisko reported that they continue to advance the installation of two cone crushers to achieve an overall mill throughput of 55,000 to 60,000 tonnes per day.  The first cone crusher is expected to be operational in the first quarter of calendar 2012, and the second cone crusher is expected to arrive on site in the early part of the second quarter of calendar 2012. Osisko also announced that calendar 2012 production will range from 610,000 to 670,000 ounces of gold. However, not all of these ounces are subject to Royal Gold’s royalty interest.

Holt — St Andrew Goldfields (“SAS”) reported that production continued to increase during the quarter as scheduled, and that development activities at the mine have improved.  SAS expects to reach its steady state production rate of 1,000 tonnes per day by the end of the first quarter of calendar 2012 and announced calendar 2012 production guidance in the range of 90,000 to 100,000 ounces of gold, of which approximately 50% is expected to come from the Holt mine.

Las Cruces — During the quarter, Inmet announced that reactor performance continues to improve and they expect to produce 61,700 to 68,600 tonnes of copper cathode, or about 90% of design capacity, in calendar year 2012, representing an approximate 55% increase over calendar 2011 results.

Mt. Milligan — Thompson Creek reported that project construction is 31% complete and that overall engineering, procurement, construction and management progress is 50% complete.  They expect pre-stripping to commence during the third quarter of 2012 and reported that the project remains on schedule with production expected to begin in the fourth quarter of 2013.

Pascua-Lama — Barrick reported that approximately 55% of the projected capital costs of $4.7 to $5.0 billion have been committed, as of December 31, 2011.  Barrick also reiterated that they expect gold production to commence in mid-2013 with an expected annual production of 800,000 to 850,000 ounces in the first full five years of operation.

Voisey’s Bay — Production was strong during the period primarily due to an increase in copper concentrate shipments.  Variability in Vale’s shipping schedule will continue to be reflected in uneven metal sales quarter over quarter.

Second quarter fiscal 2012 production and revenue for the Company’s principal royalty interests are shown in Table 1.  For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty and similar production-based interests.  The Company owns royalties on 192 properties on six continents, including royalties on 38 producing mines and 26 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Note: Management’s conference call reviewing the second quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access # 36528572.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the Company’s future growth, further production increases at Andacollo, Peñasquito, Mulatos, Holt, Las Cruces and Canadian Malartic; properties reaching full-design capacity; construction schedule at Pascua-Lama, Tulsequah Chief and Mt. Milligan; variability in production from Cortez and Voisey’s Bay; near and long-term revenue growth; and the operators’ expectation of construction, ramp up, production and other developments at various mines.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company’s royalty properties; decisions and activities of the operators of the Company’s royalty properties; unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter; completion of feasibility studies; delays in the operators securing or their inability to secure necessary governmental permits; changes in operators’ project parameters as plans continue to be refined; economic and market conditions; the ability of the various operators to bring projects into production as expected; and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

TABLE 1

Second Quarter Fiscal 2012

Royalty Production and Revenue for Principal Royalty Interests

				THREE MONTHS ENDED		THREE MONTHS ENDED
				DECEMBER 31, 2011		DECEMBER 31, 2010
				Royalty Revenue	Reported	Royalty Revenue		Reported
PROPERTY	ROYALTY	OPERATOR	METAL(S)	($ millions)	Production (1)	($ millions)		Production (1)
Andacollo (2),(3)	75% NSR	Teck	Gold	16.18	13,070 oz.	11.33		11,087 oz.
Voisey’s Bay (3)	2.7% NSR	Vale	Nickel Copper	12.04	27.4M lbs 78.6M lbs.	8.06		22.5M lbs 39.6M lbs.
Peñasquito (3)	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	6.31	67,827 oz. 5.0M oz. 40.2M lbs. 78.4M lbs.	5.85		54,775 oz. 5.1M oz. 38.3M lbs. 58.1M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	4.23	11,461 oz.	—	(4)	— (4)
Mulatos (5)	1.0% to 5.0% NSR	Alamos	Gold	3.57	43,223 oz.	3.04		47,834 oz.
Leeville	1.8% NSR	Newmont	Gold	3.10	102,946 oz.	2.59		105,998 oz.
Cortez (6)	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	2.66	23,609 oz.	7.64		89,445 oz.
Robinson (3)	3.0% NSR	Quadra	Gold Copper	1.95	7,193 oz. 21.1M lbs.	3.46		12,655 oz. 24.7M lbs.
Dolores	3.25% NSR 2.0% NSR	Minefinders	Gold Silver	1.67	20,663 oz. 0.9M oz.	0.87		13,741 oz. 0.5M oz.
Canadian Malartic (7)	1.0% to 1.5% NSR	Osisko	Gold	1.53	54,141 oz.	—	(4)	— (4)
Las Cruces (3)	1.5% NSR	Inmet	Copper	1.48	28.1M lbs.	0.99		16.7M lbs.
Other Royalty Properties (8)			Various	14.12	N/A	12.49		N/A
Total Royalty Revenue				68.84		56.32

FOOTNOTES

(1)   Reported production relates to the amount of metal sales that are subject to our royalty interests for the quarters ended December 31, 2011 and December 31, 2010, as reported to us by the operators of the mines.

(2)   The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter.  There have been approximately 73,000 cumulative payable ounces produced as of December 31, 2011.  Gold is produced as a by-product of copper.

(3)   Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

(4)   The Holt and Canadian Malartic royalties commenced production in the second calendar quarter of 2011.

(5)   The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 804,000 ounces of cumulative production, as of December 31, 2011.  NSR sliding-scale schedule (price of gold per ounce – royalty rate):  $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

(6)   Royalty percentages:  GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

(7)   NSR sliding-scale schedule (price of gold per ounce – royalty rate):  $0.00 to $350 – 1.0%; above $350 – 1.5%.

(8)   “Other” includes all of the Company’s non-principal producing royalties for the quarters ended December 31, 2011 and 2010.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for either period.

ROYAL GOLD, INC.

Consolidated Balance Sheets

 (Unaudited, in thousands except share data)

	December 31,	June 30,
	2011	2011
ASSETS
Cash and equivalents	$95,802	$114,155
Royalty receivables	64,521	48,828
Income tax receivable	463	—
Prepaid expenses and other current assets	5,342	6,290
Total current assets	166,128	169,273

Royalty interests in mineral properties, net	1,798,993	1,690,439
Available for sale securities	16,570	28,876
Other assets	12,688	14,114
Total assets	$1,994,379	$1,902,702

LIABILITIES
Current portion of long-term debt	$15,600	$15,600
Accounts payable	2,740	2,499
Dividends payable	8,343	6,093
Income tax payable	—	676
Other current liabilities	3,518	3,993
Total current liabilities	30,201	28,861

Long-term debt	272,700	210,500
Net deferred tax liabilities	151,673	152,564
Uncertain tax positions	20,576	18,836
Other long-term liabilities	3,766	4,246
Total liabilities	478,916	415,007

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; and 54,558,253 and 54,231,787 shares outstanding, respectively	546	543
Exchangeable shares, no par value, 1,806,649 shares issued, less 992,094 and 900,854 redeemed shares, respectively	35,848	39,864
Additional paid-in capital	1,334,192	1,319,697
Accumulated other comprehensive (loss) income	(12,208)	54
Accumulated earnings	131,451	100,004
Total Royal Gold stockholders’ equity	1,489,829	1,460,162
Non-controlling interests	25,634	27,533
Total equity	1,515,463	1,487,695
Total liabilities and equity	$1,994,379	$1,902,702

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

 (Unaudited, in thousands except share data)

	For The Three Months Ended
	December 31,	December 31,
	2011	2010
Royalty revenues	$68,842	$56,316

Costs and expenses
General and administrative	5,057	5,575
Production taxes	2,946	3,131
Depreciation, depletion and amortization	21,419	16,006
Total costs and expenses	29,422	24,712

Operating income	39,420	31,604

Interest and other income	489	2,285
Interest and other expense	(1,609)	(1,797)
Income before income taxes	38,300	32,092

Income tax expense	(14,051)	(11,374)
Net income	24,249	20,718
Net income attributable to non-controlling interests	(838)	(2,406)
Net income attributable to Royal Gold stockholders	$23,411	$18,312

Net income	$24,249	$20,718
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	(6,958)	145
Comprehensive income	17,291	20,863
Comprehensive income attributable to non-controlling interests	(838)	(2,406)
Comprehensive income attributable to Royal Gold stockholders	$16,453	$18,457

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.42	$0.33
Basic weighted average shares outstanding	55,329,463	55,043,160
Diluted earnings per share	$0.42	$0.33
Diluted weighted average shares outstanding	55,574,814	55,308,709
Cash dividends declared per common share	$0.15	$0.11

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

 (Unaudited, in thousands except share data)

	For The Six Months Ended
	December 31,	December 31,
	2011	2010
Royalty revenues	$133,307	$101,654

Costs and expenses
General and administrative	11,355	10,619
Production taxes	5,097	3,689
Depreciation, depletion and amortization	38,639	34,930
Restructuring on royalty interests in mineral properties	1,328	—
Total costs and expenses	56,419	49,238

Operating income	76,888	52,416

Interest and other income	3,322	3,708
Interest and other expense	(3,387)	(4,102)
Income before income taxes	76,823	52,022

Income tax expense	(26,433)	(18,301)
Net income	50,390	33,721
Net income attributable to non-controlling interests	(4,484)	(3,577)
Net income attributable to Royal Gold stockholders	$45,906	$30,144

Net income	$50,390	$33,721
Adjustments to comprehensive income, net of tax Unrealized change in market value of available for sale securities	(12,262)	152
Comprehensive income	38,128	33,873
Comprehensive income attributable to non-controlling interests	(4,484)	(3,577)
Comprehensive income attributable to Royal Gold stockholders	$33,644	$30,296

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.83	$0.55
Basic weighted average shares outstanding	55,259,009	55,014,930
Diluted earnings per share	$0.82	$0.55
Diluted weighted average shares outstanding	55,533,248	55,279,193
Cash dividends declared per common share	$0.26	$0.20

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

 (Unaudited, in thousands)

	For The Six Months Ended
	December 31,	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$50,390	$33,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,639	34,930
Gain on distribution to non-controlling interest	(3,284)	(2,709)
Non-cash stock-based compensation expense	4,066	3,207
Tax benefit of stock-based compensation exercises	(3,086)	(952)
Restructuring on royalty interests in mineral properties	1,328	—
Deferred tax benefit	(847)	(1,208)
Changes in assets and liabilities:
Royalty receivables	(15,693)	(12,505)
Prepaid expenses and other assets	1,385	1,631
Accounts payable	(194)	(301)
Income taxes payable	1,947	2,237
Other liabilities	785	3,303
Net cash provided by operating activities	$75,436	$61,354
Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(148,182)	(279,500)
Proceeds on sale of Inventory - restricted	4,842	4,260
Deferred acquisition costs	—	(2,057)
Other	(128)	(96)
Net cash (used in) investing activities	$(143,468)	$(277,393)
Cash flows from financing activities:
Borrowing from credit facility	100,000	—
Repayment of debt	(37,800)	(23,000)
Common stock dividends	(12,209)	(9,953)
Distribution to non-controlling interests	(6,315)	(5,123)
Proceeds from the issuance of common stock	2,917	—
Tax benefit of stock-based compensation exercises	3,086	952
Other	—	(274)
Net cash provided by (used in) financing activities	$49,679	$(37,398)
Net increase (decrease) in cash and equivalents	(18,353)	(253,437)
Cash and equivalents at beginning of period	114,155	324,846
Cash and equivalents at end of period	$95,802	$71,409

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses.  Other companies may define and calculate this measure differently.  Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio.  Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends and to service the Company’s debt obligations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  Adjusted EBITDA, as defined, is most directly comparable to net income in the Company’s Statements of Operations.  Below is the reconciliation to net income:

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	December 31,
	(Unaudited, in thousands)
	2011	2010

Net income	$24,249	$20,718
Depreciation, depletion and amortization	21,419	16,006
Non-cash employee stock compensation	1,868	1,923
Interest and other income	(489)	(2,285)
Interest and other expense	1,609	1,797
Income tax expense	14,051	11,374
Non-controlling interests in operating income of consolidated subsidiaries	(572)	(609)
Adjusted EBITDA	$62,135	$48,924

	For The Six Months Ended
	December 31,
	(Unaudited, in thousands)
	2011	2010

Net income	$50,390	$33,721
Depreciation, depletion and amortization	38,639	34,930
Non-cash employee stock compensation	4,066	3,207
Restructuring on royalty interests in mineral properties	1,328	—
Interest and other income	(3,322)	(3,708)
Interest and other expense	3,387	4,102
Income tax expense	26,433	18,301
Non-controlling interests in operating income of consolidated subsidiaries	(1,200)	(868)
Adjusted EBITDA	$119,721	$89,685